Exhibit 21.1        List of Subsidiaries

Optos Capital Partners, LLC, a Delaware limited liability company

Focus Fiber Solutions, LLC, a Delaware limited liability company

Jus-Com, Inc., an Indiana corporation

CMK Resources Group LLC, a Delaware limited liability company

Townsend Careers LLC, a Maryland limited liability company